    As filed with the Securities and Exchange Commission on November 2, 2001
                                                      Registration No. 333-54908

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          Global Capital Partners Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                                 52-1807562
  (State or other jurisdiction           (I.R.S. Employer Identification Number)
of incorporation or organization)

                         6000 Fairview Road, Suite 1410
                         Charlotte, North Carolina 28210
                                 (704) 643-8220
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Martin A. Sumichrast
                 Chairman, President and Chief Executive Officer
                         6000 Fairview Road, Suite 1410
                         Charlotte, North Carolina 28210
                                 (704) 643-8220
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                              Paul F. McCurdy, Esq.
                            Kelley Drye & Warren LLP
                               Two Stamford Plaza
                              281 Tresser Boulevard
                           Stamford, Connecticut 06901
                                 (203) 324-1400

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X] -

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                    CALCULATION OF REGISTRATION FEE

============================ ================ ================== ==================== ==============
      Title of Shares          Amount to be    Proposed Maximum    Proposed Maximum      Amount of
      to be Registered        Registered (1)    Offering Price        Aggregate        Registration
                                                Per Share  (2)    Offering Price (2)        Fee
---------------------------- ---------------- ------------------ -------------------- --------------
Common Stock,                    9,838,709
par value $.05 per share         shares (3)        $0.36 (4)        $3,541,935.20       $ 885.48
---------------------------- ---------------- ------------------ -------------------- --------------
Common Stock, par value $.05      12,500
per share                        shares (5)       $22.00 (6)           $275,000         $  68.75
---------------------------- ---------------- ------------------ -------------------- --------------
Total                                                                                   $ 954.23 (7)
============================ ================ ================== ==================== ==============

(1)  Gives effect to a one-for-four reverse stock split of the registrant's common stock which was effected on July 3, 2001.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(3)  Represents shares that the selling stockholder named herein may currently acquire upon conversion of the registrant's 5% convertible debentures in the aggregate principal amount of $3,050,000 at an assumed conversion price of $0.31 per share. The number of shares of common stock issuable on conversion of the registrant's 5% convertible debentures is based on a conversion price equal to the lesser of (i) $4.98 or (ii) 85% of the average of the lowest three closing bid prices, as reported on the principal exchange or electronic trading system on which the shares trade, for the registrant's common stock during the eighteen trading days prior to the date of conversion. The conversion price would have been $0.31 if the date of conversion had been November 1, 2001. Also includes an indeterminate number of shares that may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of the 5% convertible debenture.

(4)  Calculated solely for the purpose of determining the registration fee pursuant to item (3) of Rule 457(g) based on the average of the high and low prices on October 31, 2001, as reported by the Nasdaq SmallCap Market.

(5)  Represents shares that the selling stockholder named herein may acquire upon exercise of outstanding warrants.  Also includes an indeterminate number of shares that may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of the warrants.

(6)  Calculated solely for the purpose of determining the registration fee pursuant to item (1) of Rule 457(g) based on the exercise price of the warrants of $22.00 per share.

(7)  Of this amount, a registration fee of $806.64 was previously paid in connection with the 510,516 shares underlying debentures originally registered and a registration fee of $68.75 was previously paid in connection with the 12,500 shares issuable upon exercise of warrants originally registered.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS                         SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2001

                                  9,838,709 Shares

                          GLOBAL CAPITAL PARTNERS INC.

                                  Common Stock

     These shares may be offered and sold from time to time by the selling stockholder identified in this prospectus. The selling stockholder will receive all of the net proceeds from the sale of the shares. The selling stockholder will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of the shares.

     Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol "GCAP." On November 1, 2001, the closing sale price of our common stock was $0.35 per share. Our common stock also trades on the Berlin and
Frankfurt Stock Exchanges under the symbol "ETB."

     Our principal activity is the operation of a full-service retail financial services business focusing on individual investors. For the year ended March 31,
2001, we had a net loss from operations of $43,890,000 and as of June 30, 2001, we had an accumulated deficit of $50,848,000.

                          -----------------------------

     Investing in our common stock involves a high degree of risk.  See "Risk
Factors" beginning on page 8 for a discussion of certain factors that you should consider before buying these shares.

                          -----------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                          -----------------------------

                The date of this prospectus is ___________, 2001.

                                TABLE OF CONTENTS

     You should rely only upon the information incorporated by reference or contained in this prospectus. We have not, and the selling stockholder has not, authorized anyone to provide you with different information from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer to sell these shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
In this prospectus," Global Capital" means Global Capital Partners Inc. only.
Global Capital is the issuer of the publicly traded common stock covered by this prospectus. "Global Capital Group," "we," "us" and "our" each means Global
Capital and its subsidiaries collectively.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza, 450
Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our reports, proxy statements and other information filed with the SEC are also available to the public from our web site at
http://www.gcapitalpartners.com or at the SEC's web site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the
SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the sources listed above.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the
SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of
1934 until this offering is completed:

     o    Annual Report on Form 10-KSB as amended for the year ended March 31,
          2001;

     o    Quarterly Report on Form 10-QSB as amended for the quarter ended June
          30, 2001;

     o    Current Report on Form 8-K filed on August 23, 2001; and

     o    The description of our common stock contained in our Registration
          Statement on Form 8-A filed with the SEC on June 8, 1995 and in
          Amendment No. 5 to our Registration Statement on Form S-1,
          Registration No. 33-89544, filed with the SEC on June 8, 1995 and any amendment or report filed to update this description.

     We will provide to you upon written or oral request at no cost a copy of any or all of these documents by writing or telephoning us at the following address and telephone number: 6000 Fairview Road, Suite 1410, Charlotte, North
Carolina 28210; telephone: (704) 643-8220; attention Christine Smith.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates "forward-looking statements"
within the meaning of Section 27A of the Securities Act of 1933 and Section 21E
of the Securities Exchange Act of 1934. These include statements about anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products, anticipated market performance and similar matters. The words "anticipate," "project," "plan," "intend,"
"estimate," "expect," "may," "believe" and similar words are intended to identify the statements that are forward-looking statements. A variety of factors could cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to:

     o    transaction volume in the securities markets;

     o    the volatility of the securities markets;

     o    fluctuations in interest rates;

     o    changes in regulatory requirements which could affect the cost of doing business;

     o    general economic conditions;

     o    changes in the rate of inflation and related impact on securities markets;

     o    competition from existing financial institutions and other new participants in the securities markets;

     o    legal developments affecting the litigation experience of the securities industry;

     o    changes in federal and state tax laws which could affect  the popularity of products sold by us; and

     o    those risks and uncertainties set forth under the caption "Risk
          Factors" beginning on page 8 and in our other filings with the SEC.

     You should not place undue reliance on these forward-looking statements. We do not intend to update information contained in any of our forward-looking statements.

                                        4

                                   THE COMPANY

     We own and operate Global Capital Securities Corporation, a full-service financial services firm. We are a Delaware corporation organized in 1993. Our principal executive offices are located at 6000 Fairview Road, Suite 1410,
Charlotte, North Carolina 28210, and our telephone number is (704) 643-8220.

Business Operations

     Global Capital Securities Corporation.  Global Capital Securities operates
13 financial services offices in 13 cities across the United States. We own and operate 3 of these offices and the other 10 offices are franchise operations. We employ over 200 people, of which approximately 160 are registered representatives. Global Capital Securities is a registered broker-dealer with the SEC and is licensed in all 50 states and the District of Columbia. It is also a member of the NASD and the SIPC. Customer accounts are insured to $100 million under the SIPC excess insurance program.

     Global Capital Securities operates a full-service retail financial services business focusing on individual investors. It also maintains and conducts corporate finance, proprietary research and trading activities. Global Capital
Securities provides its brokerage clients with a broad range of traditional investment products and services. Global Capital Securities also strives to distinguish itself with investors and corporate finance clients through its commitment to professional but personalized service.

     Global Capital Securities maintains its clearing arrangement with Fiserv
Correspondent Services, Inc., a subsidiary of Fiserv, Inc. Fiserv Correspondent
Services provides Global Capital Securities with back office support, transaction processing services on all the principal national securities exchanges and access to many other financial services and products. This arrangement enables Global Capital Securities to offer its clients a broad range of products and services that is typically only offered by firms that are larger and/or have a larger capital base.

     Historically, an important part of Global Capital Securities' business has been acting as an underwriter in public offerings of securities. Although it has not participated in an underwriting since June 2000, Global Capital Securities has participated in the underwriting and/or co-underwriting of over $500 million in initial and secondary equity and debt offerings for over 50 U.S. public companies. Global Capital Securities itself retained and sold approximately $125 million of these underwritings and/or co-underwritings. Global Capital
Securities has also participated in the public finance area with offerings of public and private debt securities. Furthermore, Global Capital Securities maintains a bond trading department that focuses on government, municipal and corporation obligations.

     We are continually seeking new opportunities to create additional revenue sources and cost savings.

     In April 2000, the world financial markets began an unexpected and precipitous decline. When we realized that this decline was not merely temporary, we responded by analyzing the effectiveness of each of our operating units. On the basis of cash flows and future earnings potential, we identified our European operations as the weakest of our operating units due to their recurring operating losses, persistent net cash flow deficits, and the estimated time anticipated to return to profitability. In order to concentrate on the operating units that we believe present the greatest future potential to us and to our stockholders, we sold our European operations in June 2001 for $27.5 million, the consideration received consisted of $2.0 million in equity securities and $25.5 million in notes receivable.

     In May 2001, we hired a Swiss merchant bank to evaluate the potential realizable value of the assets collateralizing our notes receivable to determine the appropriate carrying value for our financial statements. Based on information we received in April 2001, we also instructed them to prepare for an asset recovery in the event of a default by the purchasers. In June 2001, the purchasers defaulted on these notes. The Swiss merchant bank is currently acting on our behalf to assume control of all of the underlying assets in an attempt to maximize the net realizable value on liquidation. Based on information received to date and due to the uncertainty surrounding the recoverable value of these notes receivable and the underlying assets, we recorded a pre-tax, non-cash charge of $25.5 million to reflect what we believe is a significant impairment of the notes receivable and the underlying assets. As of this date, the Austrian holding company and the Austrian investment bank are both in bankruptcy.

Consolidation of Brokerage Operations. In completing the analysis of our two brokerage operations during the late summer of 2000, we became aware of several duplicate functions that could be eliminated and other functions that could be streamlined through the combination of the two operations. In September 2000, we began the process to combine these operations. This process was substantially completed by the end of December 2000. We have also hired a highly experienced operations officer to complete a "top to bottom" review of our brokerage operations to further improve the efficiency of these operations.

     Based on the recommendations of the new operations officer, we are adopting a focused risk management approach to running our core brokerage business. The changes recommended include a reduction in the amount of capital subject to risk in proprietary trading, the development of a plan to convert our corporate branches to franchise branches, the renegotiation of compensation structures to an incentive based model, the closing of unprofitable offices, and the renegotiation of key vendor contracts. We are currently in the process of implementing these recommendations. We believe that we may be able to save over
$3,000,000 annually once these changes have been implemented.

     MoneyZone.com.  We also own a majority interest in MoneyZone.com.
MoneyZone.com previously operated a website which provided five primary services to its customers: the ability to apply for a commercial loan from a network of more than 100 lenders; the ability to list a business for sale; the ability to post an equity funding request; search capabilities for professional service providers; and a business toolkit with resources for business owners. In
December 2000, MoneyZone.com announced that it terminated its operations and is currently exploring strategic alternatives for its business, including a sale or merger.

Recent Developments

     Funds from private placements

     In June 2001, we completed a $2.0 million private placement of our common stock. The net proceeds were used for general working capital.

     In October 2001, we reached an agreement in principal with a group of accredited investors for them to purchase between $3.5 million and $10.0 million of our 8% Series A Preferred Stock and common stock warrants. We are in the process of scheduling a special meeting of stockholders in order to approve this proposed transaction.

     Notice of Nasdaq Delisting

     In October 2001, we received a notice of delisting from the Nasdaq Stock
Market. In this notice, we were informed that we no longer satisfied the requirements for continued listing due to insufficient net tangible assets and for public interest concerns. A hearing is scheduled for November 15, 2001 before the Nasdaq Listing Qualifications Panel for us to directly address these issues and to request continued listing. We believe that we have meritorious responses to the public interest concerns expressed by the Nasdaq Stock Market and that the reduction of our debt upon conversion of our convertible debentures into the common stock covered by this prospectus, coupled with the proceeds of our proposed private placement, will provide us with sufficient net tangible assets and stockholders' equity. Please see our discussion on page 9 under the caption `Risk Factors - We have received a notice of delisting from the Nasdaq
Stock Market and if our common stock is delisted from the Nasdaq SmallCap
Market, our stockholders may face difficulty selling our securities."

     Impact of the Current Market

     The financial services industry has been severely affected by the prevailing adverse market conditions, and these adverse conditions were magnified by the events of September 11, 2001. As a result, we have suffered significant losses which have had a significant effect on our liquidity since
September 11, 2001. We expect the current weakness in the financial markets will continue through the end of our fiscal year, March 2002. We believe that we will withstand the current adverse conditions in the financial markets if we raise at least $3.5 million in our proposed private placement and we successfully implement the proposed changes in our operations described above under the caption "Summary - The Company". We also expect that if we raise the full amount we are seeking in our private placement, we will then be positioned to pursue opportunities for future growth. We believe that the weakness in the financial markets provides opportunities for us to increase our production levels at a reasonable cost with acceptable risk tolerances, both from growth by acquisition and as a result of decreased competition. We are actively seeking additional franchise operations to further enhance our current production levels.

                                  RISK FACTORS

     You should carefully consider the following risks, together with other information contained or incorporated by reference in this prospectus, before making an investment decision. We face a variety of risks in the conduct of our business, any of which could materially and adversely affect us, our business and our financial performance. Some of these risks are summarized below. This summary is not intended to be a complete list of all matters that could adversely affect us, and there are many factors beyond our control that affect us, our business and our financial performance.

     We have incurred substantial operating losses which have had a significant negative effect on our liquidity and if this continues, we may be unable to meet our working capital requirements or continue as a going concern. Since our formation, we have suffered periods of substantial cash flow deficits and operating losses. The financial services industry has been severely affected by prevailing adverse market conditions. These adverse conditions were magnified by the events of September 11, 2001. As a result, we have suffered significant losses which have had a significant negative effect on our liquidity since
September 11, 2001. These losses and the corresponding effect on our liquidity present a significant risk to our stockholders. If we cannot achieve profitability or positive cash flows from operating activities, we may be unable to meet our working capital and other payment obligations. This would have a material adverse effect on our business operations, financial condition, results of operations, and the market price of our common stock. In addition, if we cannot return to sustained profitability we will be forced to sell all or part of our business, liquidate or seek to reorganize. These factors raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of asset carrying accounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern. Should our operations be profitable in the future, it is likely that we would retain much or all of our earnings to finance growth and expansion.

     We require additional capital to continue our operations.  We cannot be certain that the necessary funds will be available. Our ability to return to and maintain profitability is largely dependent on our ability to attract and retain key individuals, increase our assets under management, and to provide products and services attractive to the individual investor. These activities require working capital in excess of our current levels. If we do not have access to sufficient funds, either from our own operations or through third party financing, our ability to perform the requisite steps necessary will be severely limited. Our current available cash and our anticipated cash from operations are insufficient to fund our operations until we are able to attain profitability.
The updated audit report of our independent public accountants reflects this contingency. Accordingly, we will require third party financing in order to continue our operations. We cannot assure you that we will be able to obtain financing on terms favorable to us or at all. If we obtain additional funds by selling any of our equity securities, the percentage ownership of our current stockholders will be reduced. Stockholders may experience additional dilution, or the equity securities may have rights, preferences or privileges senior to the common stock. If we obtain additional funds by selling assets, there can be no assurance that we will be able to negotiate a favorable price for those assets or that the loss of those assets will not affect our future business prospects. If adequate funds are not available to us or available to us on satisfactory terms, we may

be required to limit our operations and modify our business strategy. These actions, if taken, could increase the difficulties we face in returning to sustained profitability.

     We have received a notice of delisting from the Nasdaq Stock Market. If our common stock is delisted from the Nasdaq SmallCap Market, our stockholders may face difficulty selling our securities. In October 2001, we received notification from the Nasdaq staff that we no longer satisfied the requirements for continued listing due to insufficient net tangible assets and for public interest concerns. We have requested a hearing before the Nasdaq Listing
Qualifications Panel to directly address these issues and to request continued
listing. We can give no assurance that the Panel will grant our request for continued listing. In the event that our common stock is delisted from the
Nasdaq SmallCap Market, we expect our common stock would be traded in the over-the-counter market via the Electronic Bulletin Board or the "pink sheets."
In such event, however, holders of our securities would likely encounter greater difficulty in disposing of their securities and/or obtaining accurate quotations as to the prices of their securities. This may adversely impact the market price and liquidity of our common stock.

     If our common stock is delisted from the Nasdaq SmallCap Market, transactions involving the securities may become subject to penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. The SEC has adopted regulations which generally define "penny stock"
to include any equity security other than a security that is registered on a national securities exchange, authorized for quotation on Nasdaq or has a price of $5.00 or more per share, subject to certain exceptions. Since our common stock is currently listed on the Nasdaq SmallCap Market we are exempt from the definition of penny stock at this time. If at any time our common stock is delisted from the Nasdaq SmallCap Market, transactions involving the securities may become subject to penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities. For transactions subject to penny stock rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase.
Additionally, the SEC mandates a risk disclosure document relating to the penny stock market which the broker-dealer must deliver prior to any transaction involving a penny stock, unless an exemption applies. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and disclose current quotations for the securities. If the broker-dealer is the sole market-maker, the broker-dealer must also disclose this fact as well as its presumed control over the market. Finally, broker-dealers must send monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities in the secondary market.

     If our common stock is delisted from the Nasdaq SmallCap Market, our 5%
convertible debentures may become due and payable. If our common stock is delisted or suspended from trading on the Nasdaq SmallCap Market for an aggregate of five trading days, the holder of our 5% convertible debentures may declare our 5% convertible debentures in the principal amount of $3,050,000, together with any accrued interest, immediately due and payable in cash. If we fail to pay the amount due in cash within seven trading days, the holder may elect to take payment in shares of our common stock.

     If we are compelled to repay our 5% convertible debentures upon acceleration due to our common stock being is delisted or suspended from trading from the Nasdaq SmallCap Market for an aggregate of five trading days, we do not have sufficient cash on hand to meet our current obligations and we would not be able to sustain our operations without additional funding. In this event, unless we were able to obtain immediate additional financing, we may be forced to sell all or part of our business, liquidate or seek to reorganize. In addition, we cannot guarantee that additional financing will be available to us on commercially reasonable or acceptable terms, on terms which would not be substantially dilutive to our stockholders, or at all.

     If we are unable to repay the holder of our 5% convertible debentures in cash and the holder elects to take payment in shares of our common stock, we would be required to issue that number of shares of our common stock equal to the $3,050,000 principal amount of the debenture plus accrued interest divided by the conversion price. The conversion price is equal to the lesser of (i)
$4.98 or (ii) 85% of the average of the lowest three closing bid prices, as reported on the principal exchange or electronic trading system on which the shares trade, for our common stock during the eighteen trading days prior to the date of conversion. Based on a conversion price of $0.31 on November 1, 2001, we would be required to issue up to 9,838,709 shares of common stock on conversion of our 5% convertible debentures, which may result in a decline in the price of our common stock. Since there is no lower limit on the conversion price, we would be required to issue an increasingly larger number of shares of common stock as its price declines. The conversion our 5% convertible debentures and subsequent sale of common stock to the public under this prospectus could have the further effect of exacerbating the decline or slowing increases in the price of our common stock. It could also result in additional dilution to our current stockholders. The holders of our 5% convertible debenture could also engage in short sales of our common stock, which could contribute to a decline in its price and result in additional dilution.

     Shares eligible for future public sale by the holder of our 5% convertible debentures may adversely affect the market price of our common stock. Based on a conversion price of $0.31 on November 1, 2001, we would be required to issue up to 9,838,709 shares of common stock on conversion of our 5% convertible debentures. All of those shares can be sold publicly after issuance under registration statements filed with the SEC, or an exemption from registration.
In addition, if the price of our common stock declines, we may be required to reserve additional shares for issuance on conversion of our 5% convertible debentures. We are also required to file a registration statement with the SEC so that the holder of those additional shares can sell them publicly. If the holder of our 5% convertible debentures sells publicly a substantial number of shares issued on the conversion of our 5% convertible debentures, then the market price of our common stock could fall. It could also result in additional dilution to our current stockholders. The holder of our 5% convertible debenture could also engage in short sales of our common stock, which could contribute to a decline in its price and result in additional dilution. Public perception that those sales will occur could also adversely affect the price of our common stock. Furthermore, the existence of securities of this type often exerts downward pressure on an issuer's stock price. A decline in the price of our common stock could also impair our ability to raise capital through the sale of equity securities.

     The volatile nature of the securities business could adversely affect our financial performance. Substantially all of our revenues are derived from our financial services business. Revenues in our industry are highly susceptible to fluctuations as a result of economic and political

                                       10

conditions, broad trends in business and finance and changes in volume and price levels of securities and futures transactions. In recent months, the U.S.
securities markets have fluctuated considerably. Continued severe market fluctuations exacerbated by the events of September 11, 2001 and beyond could have a material adverse effect on our business, financial condition, results of operations, and the price of our common stock. Reduced trading volume and prices have historically resulted in reduced transaction revenues. In addition, when trading volume is low, our profitability may be adversely affected because a portion of our overhead is substantially fixed.

     A volatile stock market could also adversely affect the returns we realize from our activities as a principal. As a part of our business, we often purchase, sell or short sell securities as a principal in connection with our securities trading, market making and arbitrage activities. A volatile stock market may affect our asset value and the return we realize from activities we pursue as a principal in the following ways:

     o    an overall decline in stock prices reduces the market value of securities we hold in inventory as assets;

     o    to the extent we hold "short" positions (i.e., have sold assets we do not own), an unanticipated increase in stock prices could expose us to substantial damages or losses if we are forced to acquire assets in the rising market to complete these "short" sales; and

     o    declines in the value of any stock we hold and general illiquidity in the market make it more difficult for us to manage our portfolio because we cannot always sell our securities when we want to or otherwise hedge our securities positions.

     From time to time we have large position concentrations in securities of, or commitments to, a single issuer or issuers engaged in a specific industry.
These concentrations increase our exposure to specific credit and market risks.
These types of large positions have in the past resulted and might in the future result in higher trading losses for us than would occur if our positions and activities were less concentrated.

     Because a significant portion of our revenue is derived from trading commissions, repeated or prolonged slowdowns in market trading could significantly harm our profitability. Our commission and fee revenues depend heavily on the volume, prices and liquidity of the stock market. Unstable market conditions could cause decreased market liquidity and may reduce the amount of trades we execute for our customers, which would reduce our commission revenues.
If stock market volatility negatively affects this source of revenue, our revenues would suffer.

     To the extent our customers, or counterparties in transactions with us, are more likely to suffer financial setbacks in a volatile stock market environment, our risk of loss during these periods would increase. Declines in the market value of securities can result in the failure of buyers and sellers of securities to fulfill their settlement obligations, and in the failure of our customers to fulfill their credit obligations. During market downturns, counterparties to us in securities transactions may be less likely to complete transactions. Also, we often permit our customers to purchase securities on margin, i.e., to borrow a portion of the purchase price from us and collateralize the loan with a set percentage of the securities. During steep declines in stock

                                       11

prices, the value of the collateral securing margin purchases may drop below the amount of the purchaser's indebtedness. If the customer is unable to provide additional collateral for these loans, we may lose money on these margin transactions. In addition, particularly during market downturns, we may face additional expense defending or pursuing claims or litigation related to counterparty or customer default.

     The financial instruments we emphasize have unique risks.  We engage in proprietary trading of a variety of securities with an emphasis on government and corporate bonds, local debt instruments and equity securities. These transactions involve risks associated with the political instability and relative currency values of the nations in which the issuer principally engages in business, including the risk of nationalization. Additionally, from time to time, we have substantial position concentrations in high-yield issuers or commitments to high-yield issuers.

     These securities generally involve greater risk than investment-grade debt securities due to credit considerations, liquidity of secondary trading markets and vulnerability to general economic conditions. The level of our high-yield securities inventories and the impact of such activities upon our results of operations can fluctuate from period to period as a result of customer demands and economic and market considerations.

     The market price of our common stock will fluctuate and could fluctuate significantly. Our common stock has experienced significant price fluctuations in recent months. The stock market in general also has experienced substantial price and volume fluctuations in recent months. The price of our common stock could decrease substantially. In addition, because the market price of our securities tends to fluctuate significantly, we may become the object of securities class action litigation. Securities class action litigation may result in substantial costs and a diversion of management's attention and resources.

     We depend on our ability to attract and retain key personnel.  Our future success depends, in significant part, upon the continued service of our executive officers, managers, and our sales, trading, compliance and technical personnel. We require highly skilled, and often specialized, individuals for these positions. We face intense competition for highly qualified executives, managers and sales, trading, compliance and technical personnel. From time to time, companies in the securities industry experience loss of sales and trading professionals. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain other highly qualified personnel in the future. The loss of the services of any of our key personnel or the inability to identify, hire, train and retain other qualified personnel in the future could have a material adverse effect on our business, financial condition and operating results.

     We could be adversely affected by the significant competition within the securities industry. We encounter significant competition in all aspects of the securities business and compete worldwide directly with other securities firms.
Many of these competitors have greater capital, financial and other resources than we have. In addition to competition from firms currently in the securities business, there has been increasing competition from other sources, such as commercial banks and investment boutiques.

                                       12

     This competition could also affect our ability to attract and retain highly skilled individuals to conduct our various businesses, which may have an adverse effect on our business. The principal competitive factors influencing our business are:

     o    our professional staff;

     o    our reputation in the marketplace;

     o    our existing client relationships;

     o    the ability to commit capital to client transactions; and

     o    our mix of market capabilities.

     The  adequacy of our capital levels will also influence our ability to compete effectively in securities brokerage and investment banking activities.
In addition, our ability to expand our business may depend on our ability to raise additional capital.

     Our failure to comply with the extensive regulation of our business could have a material adverse effects upon us. Our business (and the securities industry generally) is subject to extensive regulation. First, we are subject to regulation at both the federal and state level in those states in which we do business. In addition, we are subject to regulation by the securities industry's self-regulatory organizations, which require strict compliance with their rules and regulations. Our failure to comply with any of these laws, rules or regulations could result in fines, suspension or expulsion, which could have a material adverse effect on us and could affect our stock price.

     Compliance with many of the regulations that apply to us involves a number of risks, particularly in areas where applicable regulations may be unclear. The
SEC, other governmental regulatory authorities, including state securities regulators, and self regulatory organizations may institute administrative or judicial proceedings or arbitrations. These proceedings or arbitrations may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), issuance of cease-and-desist orders, de-registration of or suspension of a broker-dealer, investment adviser or futures commission merchant, statutory disqualification of our officers or employees or other adverse consequences. Moreover, even if no such actions are taken, there could be a material adverse effect on our perceived creditworthiness, reputation and competitiveness. Customers of ours or others who allege that our violation of applicable regulations have damaged them also may seek to obtain compensation from us, including unwinding any transactions with us. Such unwinding could have an adverse impact on our business.

     The regulatory environment in which we operate is subject to change.
Regulatory and legislative changes may adversely affect our manner of operation and profitability. These include:

                                       13

     o    additional legislation and regulations, including those relating to the activities of affiliates of broker-dealers;

     o    changes in rules promulgated by the SEC, state governmental regulatory authorities and self regulatory organizations; and

     o    changes in the interpretation or enforcement of existing laws and rules.

     Regulations may materially affect our business in two ways.  First, regulations may directly apply to us in the conduct of our business. Second, laws, rules and regulations that apply generally to the securities industry as a whole may materially affect the market for our products and services. Some examples of factors that could affect the volume of our underwriting, merger and acquisition and merchant banking business are:

     o    existing and potential tax legislation;

     o    antitrust policy and other governmental regulations and policies
          (including interest rate policies); and

     o    changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities.

     Our merchant banking activities are very capital intensive and have a potential for loss which could have an adverse effect on our business.
Securities firms, such as us, increasingly promote major client transactions and transactions sponsored by the clients' own pools of capital by using their capital in a variety of investment activities that have been broadly described as "merchant banking." These activities include, among other things, purchasing equity or debt securities or making commitments to purchase such securities in various transactions. These include mergers, acquisitions and restructuring and leveraged capital transactions, including leveraged buyouts and high-yield financing.

     Such positions and commitments may involve substantial amounts of capital and significant exposure to any one issuer or business, as well as market, credit and liquidity risks. Purchasers of equity securities in these transactions generally hold them for appreciation, and the securities are not readily marketable and typically do not provide dividend income. Debt securities purchased in such transactions typically rank subordinate to bank debt of the issuer and may rank subordinate to other debt of the issuer.

     We also provide and arrange bridge financing.  Bridge financing assures funding for major transactions, with the expectation that refinancing will be obtained through the placement of high-yield debt or other securities. Such activities may also involve substantial amounts of capital and significant exposure to any one issuer as well as various risks associated with credit conditions and vulnerability to general economic conditions.

                                       14

     We can give no assurance that we will not experience significant losses as a result of such activities. Such losses may have an adverse effect on our business.

     Inadequate financing to support our business could have a material adverse effect on us. A substantial portion of our total assets consists of highly liquid marketable securities and short-term receivables arising from securities transactions. The highly liquid nature of these assets provides us with flexibility in financing and managing our business. However, certain of our activities, such as merchant banking, frequently involve substantial capital commitments in securities which are often illiquid. Such funds and capital include equity, long-term debt and short-term borrowings which consist of securities sold under agreements to repurchase, master notes and committed and uncommitted lines of credit.

     All repurchase transactions are made on a collateralized basis. This means that we have to pledge assets of ours in order to secure the funds involved in the repurchase transactions. Liquidity management includes monitoring assets available to pledge against short-term borrowing. We maintain borrowing relationships with a broad range of banks, financial institutions, counterparties and others. The volume of our borrowings generally fluctuates in response to changes in the amount of resale transactions outstanding, the level of our securities inventories and overall market conditions. Availability of financing can vary depending upon market conditions, the volume of certain trading activities, credit ratings, credit capacity and the overall availability of credit to the securities industry. Adequate financing to support our businesses may not continue to be available in the future.

     We have potential securities laws liability exposure in connection with our business. Many aspects of our business involve substantial risks of liability.
In recent years, litigation involving the securities industry has increased, including class actions that generally seek substantial damages. Companies engaged in the underwriting and distribution of securities are exposed to substantial liability under applicable securities laws.

     Our ability to pay dividends, repay debt and redeem or repurchase shares of our outstanding capital stock could be adversely affected by potential restrictions resulting from net capital requirements on the business of regulated subsidiaries and on the withdrawal of capital. As a registered broker-dealer, we are required to comply with certain regulatory authorities and net capital rules. These rules specify minimum net capital requirements for registered broker-dealers and stock exchange members. They attempt to ensure that broker-dealers maintain adequate regulatory capital in relation to their liabilities and the size of their customer business. Accordingly, the rules require that at least a substantial portion of assets be kept in cash or highly liquid investments. Compliance with such net capital requirements could limit operations that require the intensive use of capital, such as underwriting and trading activities. These rules also could restrict our ability to withdraw capital from restricted accounts governed by regulatory restrictions, even in circumstances where these accounts hold more than the minimum amount of required capital. This, in turn, could prevent or limit our ability to pay dividends, repay debt and redeem or repurchase shares of our outstanding capital stock.

     The issuance of preferred stock could make a takeover of us or the removal of our management more difficult. Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock without prior stockholder approval.
The board of directors has the power to

                                       15

establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and all other rights, preferences and privileges with respect to this and any other series of preferred stock that may be issued. The issuance of any series of preferred stock having rights superior to those of our common stock may result in a decrease in the value or market price of our common stock. The board of directors could use this as a means to prevent a change in control of us. Future additional issuances of preferred stock may provide for dividends, certain preferences in liquidation and conversion rights. Such preferred stock issuance could make the possible takeover of us, or the removal of our management more difficult. The issuance of such preferred stock could discourage hostile bids for control of us in which stockholders could receive premiums for their common stock, could adversely affect the voting and other rights of the holders of the common stock, or could depress the market price of our common stock.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sales of the shares by the selling stockholder. We will bear the costs of registering the shares covered by this prospectus, including SEC registration and filing fees, Nasdaq listing fees and expenses of our counsel and accountants. However, the selling stockholder will be responsible for any underwriting discounts and commissions or expenses incurred by the selling stockholder for brokerage services in connection with the sale of the shares by the selling stockholder.

                               SELLING STOCKHOLDER

     The following table sets forth the number of shares of common stock beneficially owned by Cortlandt Investors LLC as of November 1, 2001 which may be offered pursuant to this prospectus. This information is based upon information provided to us by either Cortlandt or our transfer agent. Because
Cortlandt may offer all, some or none of its shares of common stock, no definitive estimate as to the number of shares thereof that will be held by
Cortlandt after such offering can be provided. The term "selling stockholder"
includes Cortlandt and its transferees, pledgees, donees or other successors.
Cortlandt is currently not an affiliate of ours and has not had a material relationship with us during the past three years.

     As of September 15, 2000, we entered into a Convertible Debenture Purchase and Exchange Agreement with MoneyZone.com and Cortlandt. Pursuant to the purchase agreement, MoneyZone.com received gross proceeds of $2,500,000 from the issuance to Cortlandt of (i) a 6% convertible and exchangeable debenture in the principal amount of $2,500,000 and (ii) warrants exercisable to purchase an aggregate of 250,000 shares of MoneyZone.com's common stock. At that time,
MoneyZone.com was expanding its operations, the visibility of its internet presence, and had identified a group of companies as potential acquisition candidates. MoneyZone.com used the net proceeds of $2,350,000 from the issuance of its convertible debenture to bring its outstanding liabilities of approximately $240,000 current through September 30, 2000, to repay prior advances for operations and equipment purchases of approximately $410,000, to invest in marketable securities totaling approximately $1,000,000, and the remainder was retained for general operating expenses of approximately $940,000.
At the end of December 2000, approximately $650,000 remained, of which, $600,000 was sent to us in contemplation of Cortlandt exercising its right to exchange the MoneyZone.com Debenture for a debenture to be issued by us. MoneyZone.com

                                       16

experienced realized losses of approximately $400,000 related to its investments in marketable securities.

     Simultaneously with the execution of the purchase agreement, we entered into a Securities Exchange Agreement with Cortlandt. Pursuant to the exchange agreement, we granted Cortlandt the right, during the period commencing on
January 16, 2001 and ending on March 15, 2001, to exchange any unconverted portion of Cortlandt's MoneyZone.com's debenture for our 5% convertible debenture in a principal amount equal to 120% of the then outstanding principal amount of the MoneyZone.com debenture and/or any unexercised portion of
Cortlandt's MoneyZone.com warrants for warrants to purchase an aggregate of
12,500 shares of our common stock. When we entered into this exchange agreement,
MoneyZone.com was in the process of negotiating with different investment banking firms in Europe and we viewed the transaction with Cortlandt as a form of bridge financing to a secondary offering that would be completed within a few months.

     Unfortunately, the secondary offering failed to materialize and on January
16, 2001, Cortlandt notified us of its intent to exercise its exchange right for the entire principal amount of the MoneyZone.com debenture and all of the
MoneyZone.com warrants. The cost to us related to this exchange was $3,050,000 related to the beneficial conversion feature of the convertible debenture and
$245,000 for legal fees related to the preparation of the original agreements, the requirements under the original agreements and proxy statements. Our 5%
convertible debenture is due and payable on January 24, 2006 and may, at the option of the holder, be converted into shares of our common stock at a conversion price equal to the lesser of (i) $4.98 or (ii) 85% of the average of the lowest three bid prices during the eighteen trading days prior to the date of conversion, subject to anti-dilution protection. Our warrants are exercisable at any time prior to January 24, 2006 at an exercise price of $22.00 per share, subject to anti-dilution adjustments.

     Our debentures and warrants issued to Cortlandt each prohibit the holder thereof from converting our debentures or exercising our warrant to the extent that such conversion and/or exercise would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% and 9.999% of the outstanding shares of our common stock following such conversion and/or exercise. Such restrictions may be waived by the holder of our debentures and our warrant as to itself upon not less than 61 days notice to us.

     Provided the selling stockholder can sell the shares of common stock issued on conversion of our debentures or exercise of our warrants on a continuing basis, there is no restriction on the selling stockholder from converting our debentures or exercising our warrants on a continuing basis, provided, however, that the selling stockholder does not, together with any affiliate thereof, as a result of such conversion and/or exercise, beneficially own in excess of 4.999%
and 9.999% of the outstanding shares of common stock following such conversion and/or exercise. Cortlandt has indicated to us that it intends to begin a continuous conversion of the debentures and sale of the underlying shares of our common stock as soon as practicable after the date of this prospectus. If the selling stockholder sells publicly a substantial number of shares issued on the conversion of our debentures and/or exercise of our warrants, then the market price of our common stock could fall. Public perception that those sales will occur could also adversely affect the price of our common stock. Furthermore, the existence of securities of this type often exerts downward pressure on an issuer's stock price. A decline in the price of our common stock could also impair our ability to raise capital through the sale of equity securities.

                                       17

                                                       Shares Beneficially Owned
                           Shares Being                    After the Offering
Selling Stockholder(1)      Offered(2)    Percent(3)     Number(4)     Percent

Cortlandt Investors LLC     9,838,709       73.4%           0             0

-----------------
(1)  To our knowledge, the selling stockholder has sole voting and investment power with respect to all common stock shown as beneficially owned by it.

(2)  Represents the number of shares that the selling stockholder may acquire upon conversion of debentures at an assumed conversion price of $0.31 per share (based on 85% of the average of the lowest three closing bid prices, as reported on the Nasdaq SmallCap Market during the eighteen trading days prior to November 1, 2001) and upon exercise of warrants to purchase common stock. The actual conversion price of the debentures is equal to the lesser of (i) $4.98 or (ii) 85% of the average of the lowest three closing bid prices, as reported on the principal exchange or electronic trading system on which the shares trade, for our common stock during the eighteen trading days prior to the date of conversion. The number of shares of common stock that the selling stockholder may acquire upon conversion is equal to the unconverted principal amount of the convertible debentures plus an accrual amount of 5% per year the convertible debentures remains unconverted, divided by the conversion price. The debentures and the warrants issued to the selling stockholder each prohibit the holder thereof from converting the debentures and/or exercising the warrant to the extent that such conversion and/or exercise would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% and 9.999% of the outstanding shares of common stock following such conversion and/or exercise. Therefore, the maximum number of shares the selling stockholder could own pursuant to the 4.999% limitation is 181,935 shares based on
     3,639,423 shares issued and outstanding on November 1, 2001. Since there is no minimum conversion price, if the market price of the common stock declines below the assumed conversion price, the number of shares that the selling stockholder may acquire upon conversion will increase. Such number of shares assumes the full conversion and exercise of all of the debentures and the warrants and does not take into account any additional adjustments, rights and preferences as set forth in the terms of the debentures.

(3)  Percentage ownership is based on 3,639,423 shares of common stock outstanding as of November 1, 2001 and, except as otherwise set forth herein, assumes the full conversion of the debentures and exercise of the warrants.

(4)  Assumes the sale of all shares of common stock offered hereby.

                                       18

                              PLAN OF DISTRIBUTION

     The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

     o    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o    block trades in which the broker-dealer will attempt to sell the shares as agent but may  position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o    an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o    broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholder may also sell shares under Rule 144 under the
Securities Act, if available, rather than under this prospectus.

     The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholder may pledge its shares to its broker under the margin provisions of customer agreements. If the selling stockholder defaults on a margin loan, the broker may, from time, to time, offer and sell the pledged shares. The selling stockholder advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

     Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

                                       19

     The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the
Securities Act.

                                  LEGAL MATTERS

     _____________________, of ______________, _____________, will pass upon the validity of the shares offered by this prospectus.

                                     EXPERTS

     The consolidated statements of our financial condition as of March 31, 2000 and March 31, 2001, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended incorporated by reference in this prospectus have been audited by Spicer,
Jeffries & Co., independent auditors, as stated in their report appearing in our
Annual Report on Form 10-KSB as amended for the year ended March 31, 2001, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                       20

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance And Distribution.

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the registrant.

                                                                   Amount To
Type or Nature of Expense                                           be Paid
-------------------------                                          ---------

SEC registration fee............................................  $      885
Accounting fees and expenses....................................      10,000
Legal fees and expenses.........................................      20,000
Miscellaneous...................................................       9,115
                                                                    --------
Total...........................................................  $   40,000
                                                                     =======

Item 15.      Indemnification of Directors and Officers.

     The registrant's Certificate of Incorporation, as amended, permits the registrant to indemnify its directors, officers, employees and agents to the extent permitted by Section 145 of the Delaware General Corporation Law, as
amended.

     With respect to actions other than those by or in the right of the registrant, Section 145(a) of the Delaware General Corporation Law permits the registrant to indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was (i) a director, officer, employee or agent of the registrant, or (ii) serving at the registrant's request as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The registrant may indemnify the person against expenses
(including attorneys' fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with such an action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful.

     With respect to actions by or in the right of the registrant, Section
145(b) permits the registrant to indemnify any person who was, is or is threatened to be made a party (by reason of the same facts as in the preceding paragraph) to any threatened, pending or completed action or suit to procure judgment in the registrant's favor. The registrant may indemnify the person against expenses (including attorneys' fees) that are actually and reasonably incurred in connection with the defense or settlement of the action or suit.
However, if the person is adjudged liable, the registrant may not indemnify the person unless a court of competent jurisdiction determines that even though the person was adjudged liable, the circumstances fairly and reasonably entitle the person to indemnity, but then only to the extent that the court deems proper.

     Pursuant to Section 145(c), the registrant must indemnify any present or former director or officer who was successful on the merits or otherwise in defense of any of the above described proceedings or in defense of any claim, issue or matter in any such proceeding against expenses (including attorneys'
fees) actually and reasonably incurred by the person in connection therewith.

     Pursuant to Section 145(e),the registrant may pay advance of a final disposition the expenses (including attorneys' fees) of an officer or director to defend a proceeding if the person (or some other person on his or her behalf)
undertakes to repay the advanced expenses in the event that it is ultimately determined that the person is not entitled to indemnification the registrant.

     The Certificate also provides that, to the fullest extent permitted by the
Delaware General Corporation Law, the registrant's directors shall not be liable to the registrant or its stockholders for monetary damages for the breach of fiduciary duty as a director.

                                      II-1

     Section 102(b)(7) of the Delaware General Corporation Law permits the registrant to provide in its Articles that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for (i) any breach of the duty of loyalty, (ii) any acts or omissions either not in good faith or involving either intentional misconduct or a knowing violation of law, (iii) certain unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the
Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Section 145(g) permits the registrant to purchase insurance on behalf of its directors and officers against any liability asserted against and incurred by them in such capacity, or arising out of their status as such, whether or not the registrant would have the power to indemnify directors and officers against the liability for which the insurance is purchased. The registrant has acquired officers' and directors' liability insurance of $2 million for members of its
Board of Directors and executive officers.

     At present, there is no pending litigation or other proceeding involving a director or officer of the registrant as to which indemnification is being sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 16.      Exhibits.

     (a) The exhibits listed below have been filed as part of this registration statement or incorporated by reference herein.

      Exhibit No.        Description

          4.1            Certificate of Incorporation, as amended (incorporated
                         by reference to Global Capital Partners Inc. (formerly
                         Eastbrokers International Incorporated) Form 10-QSB for
                         the quarter ended December 31, 1996).

          4.2            Bylaws, as amended (incorporated by reference to Global
                         Capital Partners Inc. (formerly Eastbrokers
                         International Incorporated) Form 10-QSB for the quarter
                         ended June 30, 1996).

          5.1*           Opinion of Counsel to the Registrant.

         10.1*           Convertible Debenture Purchase and Exchange Agreement
                         dated as of September 15, 2000 by and among
                         MoneyZone.com, Global Capital Partners Inc. and
                         Cortlandt Investors LLC.

         10.2*           5% Convertible and Exchangeable Debenture of Global
                         Capital Partners Inc. issued to Cortlandt Investors LLC.

         10.3*           Common Stock Purchase Warrant issued to Cortlandt Investors LLC.

         10.4*           Registration Rights Agreement dated September 15, 2000
                         between Global Capital Partners Inc. and Cortlandt
                         Investors LLC.

         23.1            Consent of Spicer, Jeffries & Co.

         23.2*           Consent of Counsel to the Registrant (contained in
                         Exhibit 5.1).

         24.1**          Power of Attorney (included within signature page).

-------------------

*   To be filed by amendment.
** Previously filed.

                                      II-2

Item 17.      Undertakings.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the
          Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the
Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the
Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities
          Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to
          Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time if was declared effective.

          (2) For the purpose of determining any liability under the Securities
          Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-3

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 as amended and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on November 2,
2001.

                                      GLOBAL CAPITAL PARTNERS INC.

                                      By   /s/ Martin A. Sumichrast
                                      Name:  Martin A. Sumichrast
                                      Title:  Chairman, Chief Executive Officer,
                                                President and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                        Title                      Date

/s/ Martin A. Sumichrast   Chairman, Chief Executive Officer,   November 2, 2001
Martin A. Sumichrast             President and Director
                             (Principal Executive Officer)

/s/ Kevin D. McNeil*           Vice President, Secretary,       November 2, 2001
Kevin D. McNeil              Treasurer and Chief Financial
                            Officer (Principal Financial and
                                  Accounting Officer)

/s/ Michael Sumichrast*
Michael Sumichrast, Ph.D.               Director                November 2, 2001

/s/ Lawrence Chimerine*
Lawrence Chimerine, Ph.D.               Director                November 2, 2001

/s/ Frank Devine*
Frank Devine                            Director                November 2, 2001

*By /s/Martin A. Sumichrast
Martin A. Sumichrast                                            November 2, 2001
Attorney-in-Fact

                                      II-4

                                  EXHIBIT INDEX

      Exhibit No.                   Description

          4.1            Certificate of Incorporation, as amended (incorporated
                         by reference to Global Capital Partners, Inc. (formerly
                         Eastbrokers International Incorporated) Form 10-QSB for
                         the quarter ended December 31, 1996).

          4.2            Bylaws, as amended (incorporated by reference to Global
                         Capital Partners Inc. (formerly Eastbrokers
                         International Incorporated) Form 10-QSB for the quarter
                         ended June 30, 1996).

          5.1*           Opinion of Counsel to the Registrant.

         10.1*           Convertible Debenture Purchase and Exchange Agreement
                         dated as of September 15, 2000 by and among
                         MoneyZone.com, Global Capital Partners Inc. and
                         Cortlandt Investors LLC.

         10.2*           5% Convertible and Exchangeable Debenture of Global
                         Capital Partners Inc. issued to Cortlandt Investors LLC.

         10.3*           Common Stock Purchase Warrant issued to Cortlandt
                         Investors LLC.

         10.4*           Registration Rights Agreement dated September 15, 2000
                         between Global Capital Partners Inc. and Cortlandt
                         Investors LLC.

         23.1            Consent of Spicer, Jeffries & Co.

         23.2*           Consent of Counsel to the Registrant (contained in
                         Exhibit 5.1).

         24.1**          Power of Attorney (included within signature page).

 ----------------------

*   To be filed by amendment.
**  Previously filed.